Exhibit 10.2

EXECUTION VERSION

WAREHOUSE COLLATERAL MANAGEMENT AGREEMENT

THIS WAREHOUSE COLLATERAL MANAGEMENT AGREEMENT, dated as of May 28, 2025 (together with all amendments, supplements and other modifications, if any, from time to time made hereto, this “Agreement”), between BLACKROCK PRIVATE CREDIT FUND LEVERAGE II, LLC, a limited liability company formed under the laws of the State of Delaware, (the “Borrower”), and BLACKROCK PRIVATE CREDIT FUND, a Delaware statutory trust (the “Collateral Manager”).

W I T N E S S E T H:

WHEREAS, the Borrower and the Collateral Manager wish to enter into this Agreement, pursuant to which the Borrower retains the Collateral Manager to perform, on behalf of the Borrower, certain duties with respect to the Collateral in furtherance of the Warehouse Agreement; and

WHEREAS, the Collateral Manager has the capacity to provide the services required hereby and is prepared to perform such services upon the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Definitions.  Capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Loan Agreement, dated as of May 28, 2025 (as amended, modified, supplemented or restated from time to time, the “Warehouse Agreement”), by and among the Borrower, the Collateral Manager, the Lenders from time to time party thereto, Société Générale, as Administrative Agent and the Investors from time to time party thereto;

Section 1.	Warehouse Agreement.

Section 2.	General Authority and Duties of the Collateral Manager.

(a)	Appointment and Acceptance.

(i)
The Borrower hereby appoints BLACKROCK PRIVATE CREDIT FUND, as Collateral Manager under the Warehouse Agreement, and BLACKROCK PRIVATE CREDIT FUND hereby accepts such appointment.  The Borrower hereby directs the Collateral Manager, and the Collateral Manager agrees (A) to make recommendations to the Borrower regarding the purchase and disposition of Portfolio Assets, including purchase commitments for future purchases of Portfolio Assets, subject to and in accordance with the terms of this Agreement (including the Operating Guidelines or, in the alternative, the Tax Advice described in Section 2(e)(5) below permitting deviations therefrom) and the Warehouse Agreement, (B) to request approvals from the Administrative Agent for such purchases and dispositions to the extent required and in accordance with the Warehouse Agreement, (C) to, as soon as reasonably practicable upon the written request of the Administrative Agent, prepare and deliver to the Administrative Agent such reports and other information as the Administrative Agent shall reasonably request so long as such reports or other information is within the possession of the Collateral Manager or may be obtained with neither undue burden nor expense and is not subject to any legal or contractual obligations of confidentiality and (D) to take other actions in furtherance of such purchases and dispositions consistent with this Agreement and the Warehouse Agreement.

(ii)
In furtherance of the foregoing, the Borrower hereby appoints and constitutes the Collateral Manager as its agent and attorney-in-fact, for the Borrower’s account and for the Borrower’s risk and in the Borrower’s name, to carry out any actions and activities necessary, appropriate or incidental to its duties under this Agreement, the Warehouse Agreement and the other Transaction Documents, and to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents that the Collateral Manager reasonably deems necessary or appropriate in connection with the foregoing and its duties under this Agreement, the Warehouse Agreement and the other Transaction Documents, and the Collateral Manager accepts such appointment to act as provided herein on behalf of and in the name of the Borrower.

(iii)
Subject to the Warehouse Agreement, the Borrower grants the Collateral Manager authority to exercise all rights and remedies with respect to the Portfolio Assets as provided within the terms of such Portfolio Assets and their respective Underlying Instruments.  The Borrower shall cooperate with the Collateral Manager as reasonably requested by the Collateral Manager in connection with the Collateral Manager’s performance of its obligations under this Agreement, the Warehouse Agreement and the other Transaction Documents.

(b)
Standard of Performance.  The Collateral Manager shall, subject to the terms and conditions hereof and the Warehouse Agreement, perform its obligations and exercise its judgment hereunder and under the Warehouse Agreement in good faith and with reasonable care, using a degree of skill and attention that is generally comparable to that which the Collateral Manager exercises with respect to comparable assets that it manages for itself or for others having similar investment objectives and restrictions.  To the extent not inconsistent with the foregoing, the Collateral Manager may follow its customary standards, policies and procedures in performing its duties under the Warehouse Agreement and hereunder.

(c)	Approved Portfolio Assets. The Collateral Manager shall direct the Borrower to acquire or commit to acquire Portfolio Assets in accordance with the provisions set forth in the Warehouse Agreement.

(d)
Notwithstanding anything herein or any other Transaction Document to the contrary, the Collateral Manager shall not have authority to hold (directly or indirectly), or otherwise take possession of, any funds or securities of the Borrower. Without limiting the foregoing, the Collateral Manager shall not have authority to (i) sign checks on the Borrower’s behalf, (ii) direct the deduction of fees from any Account, (iii) withdraw funds or securities from any Account or (iv) give the Custodian any “entitlement orders” or any other instruction relating to the Accounts, in each case for any purpose other than pursuant to transactions authorized by the Warehouse Agreement or other Transaction Documents; provided that the foregoing clauses (i) through (iv) shall not limit the Collateral Manager’s ability to acquire Portfolio Assets and Eligible Investments pursuant to and in accordance with the Warehouse Agreement or to direct the sale of Portfolio Assets pursuant to and in accordance with the Warehouse Agreement. The Collateral Manager agrees that any requests or instructions regarding the disbursement of any funds in any Account must be made in accordance with the Warehouse Agreement or other Transaction Documents and must be sent to the Custodian.  Nothing in this Section 2(d) shall prohibit the Collateral Manager from issuing instructions to the Custodian to effect or settle any bills of sale, assignments, agreements and other instruments in connection with any acquisition, sale or other disposition of any Portfolio Asset of the Borrower as permitted by the Warehouse Agreement.

(e)
In addition to the foregoing, the Collateral Manager shall use commercially reasonable efforts to refrain from taking any action, and the Collateral Manager shall not intentionally or knowingly take any action, that would (1) if such action is on behalf of the Borrower, not be permitted under the limited liability company agreement of the Borrower, (2) cause the Borrower to violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Borrower, including, without limitation, United States federal, state or other applicable securities law that is actually known by the Collateral Manager to be applicable to it and, in each case, the violation of which would reasonably be expected to have a Material Adverse Effect, (3) require registration of the Borrower or the Collateral as an “investment company” under Section 8 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), (4) cause the Borrower to violate any terms of any Transaction Document in any material respect or (5) cause the Borrower to be treated as engaged in a trade or business within the United States for U.S. federal income tax purposes or otherwise to be subject to U.S. federal income tax on a net basis; provided, however, that the Collateral Manager shall not be treated as violating its obligation under this clause (5) and shall have no liability under this clause (5) if the Borrower is treated as engaged in a trade or business within the United States for U.S. federal income tax purposes or is otherwise subject to U.S. federal income tax on a net basis as a result of an action taken either (x) in compliance with the Operating Guidelines or (y) in reliance upon Tax Advice to the effect that such action, when considered in light of the other activities of the Borrower, will not cause the Borrower to be treated as engaged in a trade or business within the United States for U.S. federal income tax purposes or otherwise to be subject to U.S. federal income tax on a net basis, in the case of each of the immediately preceding clauses (x) and (y) so long as there has been no material change in U.S. federal income tax law or the interpretation thereof after the date hereof or the date of such Tax Advice, as applicable, that is relevant to such action, that the Collateral Manager actually knows, when considered in light of the other activities of the Borrower, would cause the Borrower to be treated as engaged in a trade or business within the United States for U.S. federal income tax purposes or otherwise to be subject to U.S. federal income tax on a net basis notwithstanding compliance with the Operating Guidelines or such Tax Advice; provided further, however, that notwithstanding the foregoing, the Collateral Manager shall have no obligation to investigate changes in any tax laws or the interpretation thereof in order to satisfy the “actual knowledge” element of this sentence.

(f)
The Collateral Manager will be entitled to conclusively rely upon the information available to it at the time of any exercise of judgment, discretion, determination, redetermination or certification made by it (which exercise of judgment, discretion, determination, redetermination or certification may be supported as to factual matters by any relevant certificates and other documents necessary or advisable in the reasonable judgment of the Collateral Manager) and shall be fully protected in making such exercise of judgment, discretion, determination, redetermination or certification in accordance with the Loan Agreement and the standard of care set forth in this Agreement, including, for the avoidance of doubt, in any exercise of judgment, discretion, determination, redetermination or certification made by the Collateral Manager pursuant to the Loan Agreement, this Agreement or any other Transaction Document relating to the Benchmark, any Benchmark Replacement, any Benchmark Replacement Adjustment, and the source for or calculation of each of the Term SOFR Rate and the Term SOFR Reference Rate.

Section 3.
Title to Portfolio Assets.  The Portfolio Assets shall be held in the name of the Borrower in accounts maintained at the Custodian.  No Portfolio Asset shall be held by or in the name of the Collateral Manager.

Section 4.
Brokerage.  Subject to the conditions and approvals required under this Agreement, the Collateral Manager shall use commercially reasonable efforts to achieve the objective of obtaining what it considers to be the overall best prices and execution for all orders placed with respect to the Portfolio Assets, considering all circumstances, but does not hereby guarantee the success thereof.  Subject to the aforesaid objective, the Collateral Manager may take into consideration all factors it deems relevant, including, without limitation, the size of the transaction, the nature of the market for such security, the timing, general market trends, the reputation and experience of the broker-dealer involved and research and other brokerage services furnished to the Collateral Manager or its affiliates by broker-dealers (including, without limitation, those that are not affiliates of the Collateral Manager).  Such services may be used by the Collateral Manager or its affiliates in connection with its other advisory activities or investment operations.  Transactions may be executed as part of concurrent authorizations to purchase or sell the same obligation for the Borrower and for one or more other accounts managed by the Collateral Manager or one or more of its affiliates.  The Collateral Manager may, but shall be under no obligation to, aggregate sales and purchase orders placed with respect to the Portfolio Assets with similar orders being placed simultaneously for other accounts advised or managed by the Collateral Manager or with accounts of the affiliates of the Collateral Manager (including through any insurance company general account), if in the Collateral Manager’s judgment such aggregation shall not disadvantage the Borrower relative to other accounts, taking into consideration, among other things that the Collateral Manager may deem appropriate, any one or more of the following: the selling or purchase price; the ability to earn a higher return; the potential to achieve better execution; the sharing of investment opportunities that might otherwise be unavailable to the Borrower; the gaining of access to investment opportunities; or the potential to achieve lower transaction costs and other expenses. The Borrower acknowledges that the determination of any economic advantage or disadvantage by the Collateral Manager is subjective and represents the Collateral Manager’s evaluation at the time of all of the circumstances of such purchase or sale.  When any aggregate sales or purchase orders occur, the objective of the Collateral Manager (and any of its affiliates involved in such transactions) shall be to allocate the executions among the accounts in a manner that the Collateral Manager deems, based upon applicable laws and regulations and its internal procedures and policies, to be equitable and in compliance with all such laws and regulations and consistent with the Collateral Manager’s practices with respect to other accounts that it advises or manages.  The Collateral Manager shall not be responsible for any loss incurred by reason of any act or omission of any broker-dealer who effects transactions with respect to the Collateral if that broker-dealer was selected with the exercise of reasonable care by the Collateral Manager.

Section 5.	Additional Activities of the Collateral Manager.

(a)
The Borrower acknowledges that the Collateral Manager and its affiliates are engaged in loan and securities trading as well as providing other investment advisory services. In the ordinary course of investment advisory activities, the Collateral Manager and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of entities that may be involved in the transactions contemplated hereby.  The Collateral Manager shall not be under a duty to disclose to the Borrower, or to take into account for any other party’s benefit, any non-public information acquired in the course of carrying on any business for or in connection with the provision of service to a party other than the Borrower or that is otherwise subject to any obligation of confidence to another person. The Borrower further acknowledges that (i) none of the Borrower or any other party to the Warehouse Agreement is relying on the advice of the Collateral Manager for legal, regulatory, financial, tax, accounting or, with respect to all of the foregoing except the Borrower, financial and investment matters, but instead the Borrower and each such other party will make its own independent analyses and decisions regarding such matters and will seek and will rely on the advice of its own professionals and advisors for such matters (other than, with respect to the Borrower, financial and investment advice); (ii) the Collateral Manager has not, and will not, make any recommendations, guarantees or representations regarding the expected or projected success, performance, result, consequence or benefit (whether legal, regulatory, tax, financial, accounting or otherwise) of the activities contemplated hereunder; and (iii) nothing herein shall give rise to any liability or responsibility on the part of the Collateral Manager for the success or anticipated benefits of the transactions contemplated hereby.  Nothing contained in this Agreement shall be deemed to create any fiduciary, trustee, agency, joint venture, partnership or client relationship or duty of loyalty, care, disclosure or other obligation between the Collateral Manager and any of the Administrative Agent, the Lenders, the Investors, the Custodian or any of their respective affiliates. Nothing in this Agreement prohibits or restricts any party or its affiliates, employees or agents from communicating about possible violations of law or regulation directly to any governmental agency or entity, any self-regulatory organization, or any law enforcement authority to the extent such communication is protected under whistleblower provisions of the applicable laws or regulations.

(b)
The Collateral Manager may employ and delegate to third parties (including Affiliates) to render advice (including investment advice) and assistance to the Borrower, including in connection with trade execution services; provided, that (A) the Collateral Manager will not be relieved of any of its duties under this Agreement as a result of such employment of: (x) third parties that are Affiliates of the Collateral Manager; or (y) solely with respect to the employment of such third parties to render investment advice, third parties that are not its Affiliates; and (B) the Collateral Manager will be solely responsible for the fees and expenses payable to any such third party except to the extent such expenses are payable by the Borrower under this Agreement. For the avoidance of doubt, other than as set forth above, the Collateral Manager shall not be liable for the actions of third parties that are not Affiliates of the Collateral Manager.

Section 6.	Conflicts of Interest.

(a)
The Collateral Manager (on behalf of the Borrower) shall not acquire (or commit to acquire) Portfolio Assets from the Collateral Manager or any of its Affiliates as principal, or sell a Portfolio Asset to the Collateral Manager or any of its Affiliates as principal, unless the Borrower shall have received from the Collateral Manager such information relating to such acquisition or sale as each may reasonably require and shall have approved such acquisition or sale (each in its reasonable discretion).  The Collateral Manager (on behalf of the Borrower) shall not acquire (or commit to acquire) any Portfolio Asset directly from any account or portfolio for which the Collateral Manager or any of its Affiliates serves as investment manager or advisor, or sell any Portfolio Asset directly to any account or portfolio for which the Collateral Manager or any of its Affiliates serves as investment manager or advisor, unless such transaction will be consummated on an arm’s-length basis at a price no higher (in the case of an acquisition) or lower (in the case of a sale) than the fair market price as determined by the Collateral Manager in a commercially reasonable manner.

(b)
The Borrower acknowledges that the Collateral Manager and any of its Affiliates may engage in any other business and furnish investment management and advisory services to others, including persons or entities that may have investment policies similar to those followed by the Collateral Manager with respect to the Collateral and that may own securities or obligations of the same class, or that are the same type, as the Portfolio Assets or other securities or obligations of the obligors of Portfolio Assets.  The Collateral Manager will be free, in its sole discretion, to make recommendations to others, or effect transactions on behalf of itself or for others, that may be the same as or different from those effected with respect to the Collateral.

(c)
Nothing contained in this Agreement shall prevent the Collateral Manager or any of its Affiliates, acting either as principal or agent on behalf of others, from buying or selling, or from recommending to or directing any other account to buy or sell, at any time, securities or obligations of the same kind or class, or securities or obligations of a different kind or class of the same obligor or issuer, as those recommended by the Collateral Manager to be purchased or sold by the Borrower.  It is understood that, to the extent permitted by applicable law, the Collateral Manager, its Affiliates and any officer, director, stockholder, partner, member, manager or employee of the Collateral Manager or any such Affiliate or any member of their families or a person or entity advised by the Collateral Manager may have an interest in a particular transaction or in securities or obligations of the same kind or class, or securities or obligations of a different kind or class of the same obligor or issuer, as those whose purchase or sale the Collateral Manager may recommend hereunder.

(d)
Unless the Collateral Manager determines in its sole discretion that such purchase or sale may be appropriate, the Collateral Manager may refrain from recommending the purchase or sale hereunder of Portfolio Assets of (i) to the Collateral Manager’s knowledge, persons or entities of which the Collateral Manager, its Affiliates or any of its or their officers, directors or employees are directors or officers, (ii) persons or entities for which the Collateral Manager or any of its Affiliates acts as financial advisor or underwriter with respect to such Portfolio Assets, or (iii) persons or entities about which the Collateral Manager or any of its Affiliates has information which the Collateral Manager deems confidential or non-public or otherwise might prohibit it from trading such securities or obligations in accordance with applicable law.  The Collateral Manager shall not be obligated to utilize with respect to the Collateral any particular investment opportunity of which it becomes aware.

(e)
The Collateral Manager may consider the requests and requirements of third parties, including prospective investors in any Approved CLO, in recommending Portfolio Assets for inclusion in the Borrower’s assets.

(f)
Without prejudice to the generality of the foregoing, directors, officers, employees and agents of the Collateral Manager, Affiliates of the Collateral Manager, and the Collateral Manager (and/or any of its Affiliates) may, subject to applicable law (and, when acting on behalf of the Borrower, in accordance with the Operating Guidelines or, in the alternative, Tax Advice described in Section 2(e)(5) permitting deviations therefrom), among other things:

(i)          serve as directors (whether supervisory or managing), officers, employees, partners, agents, nominees or signatories for the Borrower or any Affiliate thereof, or for any obligor or issuer in respect of any of the Collateral or any Affiliate thereof, to the extent not prohibited by their respective organizational documents and underlying instruments, as from time to time amended, or by any resolutions duly adopted by the Borrower, its Affiliates or any obligor or issuer in respect of any of the Collateral or any Affiliate thereof pursuant to their respective organizational documents;

(ii)          receive fees for services of whatever nature rendered to the obligor or issuer in respect of any of the Collateral or any Affiliate thereof; provided that such activity shall not result in a Material Adverse Effect;

(iii)          be retained to provide services unrelated to this Agreement to the Borrower or its Affiliates and be paid therefor, on an arm’s-length basis;

(iv)          be a secured or unsecured creditor of, or hold a debt obligation of or equity interest in, the Borrower or any Affiliate thereof or any obligor or issuer of any Portfolio Asset or any Affiliate thereof (including debt or equity interests in other parts of the capital structure of an obligor or issuer, whether or not ranking senior or subordinate to or pari passu with any interest owned by the Borrower);

(v)          subject to the Warehouse Agreement, sell any Portfolio Asset to, or purchase any Portfolio Asset from, the Borrower while acting in the capacity of principal or agent;

(vi)          underwrite, arrange, structure, originate, syndicate, act as a distributor of or make a market in any Portfolio Asset;

(vii)          act as an adviser, including as a restructuring adviser or financial adviser, to obligors or issuers in respect of any Collateral or any Affiliate thereof, or to other interested parties, such as bondholders, equityholders, “creditors’ committees” and potential purchasers;

(viii)          serve as a member of any “creditors’ board,” “creditors’ committee” or similar creditor group with respect to any obligor of any Collateral; and/or

(ix)          act as collateral manager, portfolio manager, investment manager, sub-adviser servicer or sub-servicer in collateralized bond obligation vehicles, collateralized loan obligation vehicles, warehouse vehicles and other similar investment vehicles; provided, however, that the Collateral Manager may act in any such capacity only to the extent such action would not, or could not be reasonably expected to, require registration of the Borrower or the pool of Collateral as an “investment company” under the Investment Company Act or violate any provisions of federal or applicable state law or any law, rule or regulation of any governmental body or agency having jurisdiction over the Borrower.

Section 7.	Expenses.

(a)
Except as otherwise agreed to by the parties hereto, all reasonable and documented costs and expenses (including the fees and disbursements of external counsel and accountants but excluding all overhead costs and employees' salaries, wages, bonuses and other employee benefits and excluding all office expenses, including rent, taxes and utilities) of the Collateral Manager and of the Borrower incurred in connection with the negotiation, preparation and execution of this Agreement and any amendment hereto, and all matters incidental thereto, shall be borne by the Borrower. The Borrower will reimburse the Collateral Manager for all reasonable and documented expenses, including fees, costs and expenses reasonably incurred by the Collateral Manager in connection with services provided under this Agreement and the Warehouse Agreement (regardless of whether the Person providing or performing the service or output giving rise to such fees, costs and expenses is the Collateral Manager, an Affiliate of the Collateral Manager or a third party, and including allocated portions of such fees, costs and expenses, excluding all overhead costs and employees' salaries, wages, bonuses and other employee benefits and excluding all office expenses, including rent, taxes and utilities incurred in connection with services performed by personnel or employees of the Collateral Manager or its Affiliates; provided that, if such service or output is provided or performed by the Collateral Manager or an Affiliate of the Collateral Manager and not a third party, then, unless approved by the Independent Investment Professional (as defined in the Operating Guidelines), the applicable fees, costs and expenses shall not be greater than those that would be payable to a third party under arm's-length terms for the provision or performance of similar services or outputs) including, without limitation, (a) the cost of external legal advisers, consultants, rating agencies, accountants, brokers and other professionals retained or employed by the Borrower or the Collateral Manager (or an Affiliate of the Collateral Manager (in each case, on behalf of the Borrower)), (b) the cost of asset pricing and asset rating services, compliance services and software, in-house administrative, accounting (including tax services), client services, legal, hedging and currency management and transfer pricing services that are reasonably allocated or attributable to the Borrower by the Collateral Manager, any investment or co-investment vehicle of the Collateral Manager or its Affiliates in connection with providing such services, programming and data entry services directly related to the management of the Collateral (provided that the Collateral Manager determines in good faith that any such expenses, charges or related costs referenced herein are comparable to what would be paid to an unaffiliated third party for substantially similar services) (c) all taxes, regulatory and governmental charges (not based on the income of the Collateral Manager) and insurance premiums or expenses, (d) any and all costs and expenses reasonably incurred in connection with the acquisition or disposition of investments on behalf of the Borrower (whether or not actually consummated) and management thereof, including attorneys' fees and disbursements, (e) reasonable expenses related to preparing reports to the Administrative Agent or Lenders, (f) reasonable travel expenses (including, without limitation, airfare, meals, lodging and other transportation) undertaken in connection with the performance by the Collateral Manager of its duties pursuant to this Agreement or the Warehouse Agreement, (g) expenses and costs in connection with any investor conferences' or Lenders' meetings or conferences, (h) the cost of any brokerage services provided to the Collateral Manager in connection with the sale or purchase of any Portfolio Assets, Eligible Investment, asset held by a Tax Subsidiary or other assets received in respect thereof, (i) the cost of bookkeeping, accounting or recordkeeping services obtained or maintained with respect to the Borrower (including those services rendered at the behest of the Collateral Manager), (j) the cost of software programs licensed from a third party and used by the Collateral Manager in connection with servicing and managing the Collateral, (k) fees and expenses incurred in obtaining the market value of Portfolio Assets (including, without limitation, fees payable to any nationally recognized pricing service), (l) the cost of audits incurred in connection with any consolidation review, (m) any reasonable out-of-pocket costs or expenses reasonably incurred by the Collateral Manager in connection with complying with applicable law and (n) any other expenses as otherwise agreed upon by the parties (subject to the consent of the Majority Investors). In addition, the Borrower shall be responsible for any fees relating to the services provided by any Independent Investment Professional and shall reimburse such Independent Investment Professional for its reasonable and documented out of pocket expenses.  The costs and expenses described in this Section 6 shall be payable in accordance with the Warehouse Agreement.

Section 8.
Limits of Collateral Manager Responsibility, Indemnification.  None of the Collateral Manager or any of its Affiliates assumes any responsibility under this Agreement, the Warehouse Agreement or any other Transaction Document other than to perform its duties hereunder and thereunder in accordance with the standard set forth in Section 2(b) and shall not be responsible for any action or inaction of the Borrower, any other party to the Warehouse Agreement or any other Person in following or declining to follow any advice, recommendation or direction of the Collateral Manager.  In no event shall the Collateral Manager be (i) liable or responsible for the performance of, or a decline in market value of, the Collateral, (ii) obligated to perform any other duties other than as specified herein or in the Warehouse Agreement, or (iii) obligated to pursue any particular investment strategy or opportunity with respect to the investments of the Borrower.

Notwithstanding anything contained herein or in any other Transaction Document to the contrary, the Collateral Manager and its Affiliates and their respective directors, managers, officers, stockholders, partners, members, agents and employees, shall not be liable to the Borrower, any Lender, any Investor, the Administrative Agent, the Custodian or any other Person for any losses, claims, damages, judgments, assessments, costs, expenses or other liabilities (collectively, “Liabilities”) incurred by the Borrower, any Lender, any Investor, the Administrative Agent, the Custodian or any other Person that arise out of or in connection with the Transaction Documents, including the performance by the Collateral Manager of its duties under this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct or gross negligence by the Collateral Manager in the performance of its duties under the Transaction Documents (collectively, the “Collateral Manager Breaches”).

To the fullest extent permitted by applicable law, the Collateral Manager and its Affiliates and their respective directors, managers, officers, stockholders, partners, members, agents, employees, accountants and attorneys (each such Person being a “Collateral Manager Indemnitee”) shall be held harmless and be indemnified by the Borrower for any Liabilities and for all reasonable fees and expenses incurred with respect thereto including reasonable attorneys’ fees and expenses (collectively, “Expenses”), suffered by virtue of any acts or omissions or alleged acts or omissions arising out of or in connection with this Agreement, the Warehouse Agreement, any other Transaction Documents, any underlying instruments and the performance of the Collateral; provided that the Collateral Manager shall not be indemnified for any Liabilities or Expenses that it incurs as a result of any acts or omissions by the Collateral Manager constituting a Collateral Manager Breach.

To the fullest extent permitted by applicable law, the Secured Parties and each of their respective Affiliates, directors, managers, officers, shareholders, partners, members, agents, assigns, representatives, employees, accountants and attorneys (each such Person being a “Secured Party Indemnitee”) shall be held harmless and shall be indemnified by the Collateral Manager for any Liabilities and Expenses arising out of or in connection with or as a result of any Collateral Manager Breach; provided that no Secured Party Indemnitee shall be indemnified for any Liabilities or Expenses that it incurs as a result of any acts or omissions of such Secured Party Indemnitee constituting bad faith, willful misconduct or gross negligence by such Secured Party Indemnitee in the performance of its duties under the Transaction Documents.

The Collateral Manager does not guarantee the value of the Collateral and shall not be responsible for any loss caused by a decline in the market value of the Collateral. In no event shall the Collateral Manager be liable to the Borrower, any Secured Party Indemnitee or any other Person for any special, consequential or punitive damages or lost profits under this Agreement, the Warehouse Agreement or any other Transaction Document.  In no event shall there be any recourse to the Collateral Manager with respect to any obligations of the Borrower.

Section 9.
No Partnership or Joint Venture.  None of the Borrower or any other party to the Warehouse Agreement is a partner or joint venturer with any other, and nothing herein shall be construed to make any of them such a partner or joint venturer or impose any liability as such on any of them.  The Collateral Manager will be, for all purposes herein, deemed to be an independent contractor and will, except to the extent expressly provided herein or in the Transaction Documents or as authorized by the Borrower from time to time in writing, have no authority to act for or represent the Borrower in any way or otherwise be deemed an agent of the Borrower.

Section 10.	Term; Termination; Cause.

(a)
This Agreement shall become effective as of the date hereof upon its execution and delivery by the Borrower and the Collateral Manager and shall continue in force until the earlier of (i) the termination of the Warehouse Agreement and (ii) the termination of this Agreement pursuant to this Section 10.

(b)
The Collateral Manager may be removed upon the occurrence of a Collateral Manager Event by the Majority Investors upon 10 days’ prior written notice to the Collateral Manager, the Borrower, the Custodian, the Investors, the Administrative Agent and the Lenders.

(c)
Notwithstanding anything herein or in any other Transaction Document to the contrary, the Collateral Manager may resign as Collateral Manager at any time upon the effectiveness of any change in applicable law or regulations, the performance by the Collateral Manager of its duties under this Agreement or the Transaction Documents would then be a violation of such law or regulation, provided that such resignation or removal shall be effective, whether or not a successor has been appointed, if the continued performance of the Collateral Manager's duties and obligations would be prohibited by applicable law.

(d)
Upon any such termination, the Collateral Manager shall within a commercially reasonable timeframe deliver to the Custodian, with copies to the Administrative Agent, all property, books, documents and any other records or reports relating to the Collateral then in the custody of the Collateral Manager (subject in each case to any legal and contractual obligations of confidentiality).

(e)
After any removal of the Collateral Manager pursuant to this Section 10 and prior to the appointment of any successor Collateral Manager, the Collateral Manager shall (a) if so notified by the Administrative Agent, continue to act in such capacity as Collateral Manager and (b) as requested by the Administrative Agent (i) terminate some or all of its activities as Collateral Manager hereunder in the manner requested by the Administrative Agent in its sole discretion, (ii) provide such information as may be reasonably requested by the Administrative Agent to facilitate the transition of the performance of such activities to the successor Collateral Manager or any agent thereof and (iii) take all other actions requested by the Administrative Agent to facilitate the transition of the performance of such activities to the successor Collateral Manager.

(f)
No removal or resignation shall be effective unless and until a successor Collateral Manager satisfying the Successor Criteria and acceptable by the Majority Investors has been appointed, such successor Collateral Manager has accepted such appointment, and such appointment is effective as of the date of termination, in each case, pursuant to and in accordance with a replacement collateral management agreement that is either substantially in the form of this Agreement or otherwise in a form approved by the Administrative Agent and the Majority Investors.

(g)
Notwithstanding anything to the contrary in this Section 10, each successor Collateral Manager shall satisfy the Successor Criteria.  A successor Collateral Manager will satisfy the "Successor Criteria" if: (i) it has demonstrated an ability to professionally and competently perform duties similar to those imposed upon the Collateral Manager under this Agreement; (ii) it is legally qualified and has the capacity to act as Collateral Manager; (iii) its appointment would not cause or result in the Borrower becoming, or require the pool of Collateral to be registered as, an investment company under the Investment Company Act; (iv) its appointment would not cause the Borrower to be subject to U.S. federal, state or local income tax on a net basis and (v) has been consented to by the Administrative Agent and the Majority Investors.

(h)
Notwithstanding anything herein to the contrary, Sections 7, 8, 9, 10, 16, 18 and 23 hereof shall survive any termination hereof and, with respect to any Collateral Manager that has resigned or been removed, shall survive such resignation or removal.

Section 11.
Assignments.  Neither party hereto may assign any of its rights, remedies, duties or responsibilities under this Agreement to any person, in whole or in part, without the prior written consent of the other party, the Administrative Agent and the Majority Investors (in each case, which consent shall not be unreasonably withheld, conditioned or delayed); provided that no such assignment shall be effective unless it does not cause the Borrower to be subject to U.S. federal, state or local income tax on a net basis.

Section 12.
Amendments.  This Agreement may not be amended without the mutual written consent of the parties hereto and the consent of the Administrative Agent and the Majority Investors (in each case, which consent shall not be unreasonably withheld); provided that the Operating Guidelines may be amended or supplemented (without the execution of an amendment to this Agreement or the consent of any Person) if the Collateral Manager has received Tax Advice to the effect that, assuming the Borrower (including the Collateral Manager acting on its behalf) complies with the Operating Guidelines as modified by such amended or supplemental provisions, the Borrower will not be treated as engaged in a trade or business within the United States for U.S. federal income tax purposes or otherwise be subject to U.S. federal income tax on a net basis.

Section 13.	Representations and Warranties of the Collateral Manager. The Collateral Manager hereby represents and warrants to the Borrower as follows:

(a)
The Collateral Manager is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware, has full statutory trust power and authority to own its assets and to transact the business in which it is currently engaged and is duly qualified and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires, or the performance of this Agreement and its obligations under the Warehouse Agreement would require, such qualification, except for those jurisdictions in which the failure to be so qualified, authorized or licensed would not reasonably be expected to have a Material Adverse Effect on the Collateral Manager.

(b)
The Collateral Manager has the necessary statutory trust power and authority to execute, deliver and perform this Agreement and the Warehouse Agreement and all obligations required hereunder and thereunder and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the Warehouse Agreement.  Each of this Agreement and the Warehouse Agreement has been executed and delivered by a duly authorized officer of the Collateral Manager and constitutes the valid and legally binding obligations of the Collateral Manager enforceable against the Collateral Manager in accordance with its terms, subject, as to enforcement, to (i) the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights, as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Collateral Manager, and (ii) general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).

(c)
The execution, delivery and performance of this Agreement and the Warehouse Agreement do not violate any provision of any existing law or regulation binding on the Collateral Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Collateral Manager, or the governing instruments of, or any securities issued by, the Collateral Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Collateral Manager is a party or by which the Collateral Manager or any of its assets may be bound, the violation of or conflict with which would not reasonably be expected to have a Material Adverse Effect on the Collateral Manager.

(d)
There are no proceedings or investigations pending or, to the Collateral Manager’s knowledge, threatened against it (i) asserting the invalidity of any of this Agreement or any other Transaction Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by the Transaction Documents or (iii) that would not reasonably be expected to have a Material Adverse Effect.

(e)
No consent of any other person, including, without limitation, owners and creditors of the Collateral Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, is required by the Collateral Manager in connection with this Agreement or the Warehouse Agreement or the execution, delivery, performance, validity or enforceability of this Agreement or the Warehouse Agreement by or against the Collateral Manager, or the obligations imposed upon it hereunder, other than such as have previously been obtained or made, or which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect on the Collateral Manager.

Section 14.	Representations and Warranties of the Borrower. The Borrower hereby represents and warrants to the Collateral Manager that:

(a)
The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to own its assets and to transact the business in which it is currently engaged;

(b)
The Borrower has the necessary limited liability company power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

(c)
This Agreement has been executed and delivered by a duly authorized officer of the Borrower and constitutes the valid and legally binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, subject, as to enforcement, to (i) the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights, as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Borrower, and (ii) general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity);

(d)
The execution, delivery and performance of this Agreement do not violate any provision of any existing law or regulation binding on the Borrower, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Borrower, or the governing instruments of, or any securities issued by the Borrower or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Borrower is a party or by which the Borrower or any of its assets may be bound, except for any violation which would not have a Material Adverse Effect on the Borrower;

(e)
No consent of any other person including, without limitation, shareholders and creditors of the Borrower, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, is required by the Borrower in connection with this Agreement, or the execution, delivery, performance, validity or enforceability of this Agreement, or the obligations imposed upon it hereunder, other than such as have previously been obtained, or made or which the failure to obtain or make would not have a Material Adverse Effect on the Borrower; and

(f)	The Borrower is not required to register as an “investment company” under the Investment Company Act.

Section 15.
Notices.  Unless expressly provided otherwise herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (including by telecopy, facsimile or e-mail) and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, or, in the case of telecopy, facsimile or e-mail notice, when received in legible form, addressed as set forth below:

(a)	If to the Borrower:

BLACKROCK PRIVATE CREDIT FUND LEVERAGE II, LLC 50
Hudson Yards
New York, New York 10001
Attention: Patrick Wolfe
Telephone No.: [ ]
Email: [ ]

With a copy to (which shall not constitute notice):

BlackRock, Inc.
Office of the General Counsel
Attn:  Claire M. Jordan
50 Hudson Yards
New York, NY 10001
Email: [ ]

(b)	If to the Collateral Manager, to the following address, or to such other address as notified in writing:

BLACKROCK PRIVATE CREDIT FUND
50 Hudson Yards
New York, New York 10001
Attention: Patrick Wolfe
Telephone No.: [ ]
Email: [ ]

With a copy to (which shall not constitute notice):

BlackRock, Inc.
Office of the General Counsel
Attn:  Claire M. Jordan
50 Hudson Yards
New York, NY 10001
Email: [ ]

Any party may alter the address, e-mail address or facsimile or telecopy number to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 15 for the giving of notice.

Section 16.
Binding Nature of Agreement; Successors and Assigns.  Subject to Section 11, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided herein.  The Borrower and the Collateral Manager agree that the Administrative Agent and the Majority Investors shall each be deemed an express third party beneficiary of this Agreement.

Section 17.
Entire Agreement.  This Agreement, together with the Warehouse Agreement, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

Section 18.
Governing Law; Submission to Jurisdiction; Miscellaneous.  This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the law of the State of New York. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in the City of New York in any proceeding arising out of or relating to this Agreement, and the parties hereby irrevocably agree that all claims in respect of any such proceeding may be heard and determined in any such New York State or Federal court. The parties hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such proceeding. The parties irrevocably consent to the service of process in any proceeding by the mailing or delivery of copies of such process to the addresses and in the manner set forth in Section 15 hereof. The parties agree that a final non-appealable judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement is intended to confer any rights or remedies hereunder or by reason hereof upon any person not a signatory hereto (or their successors and assigns).

Section 19.
Titles Not to Affect Interpretation.  The titles of sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

Section 20.
Execution in Counterparts.  This Agreement may be executed in any number of counterparts by facsimile, exchange of signed electronic PDF files or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 21.
Provisions Separable.  To the fullest extent permitted by law, in case any provision in this Agreement shall be invalid, illegal or unenforceable as written, such provision shall be construed in the manner most closely resembling the apparent intent of the parties with respect to such provision so as to be valid, legal and enforceable; provided that, if there is no basis for such a construction, to the fullest extent permitted by law, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability and, unless the ineffectiveness of such provision destroys the basis of the bargain for one of the parties to this Agreement, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby.

Section 22.
Number and Gender.  Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

Section 23.	Limited Recourse; Non-Petition. Each party hereto acknowledges and agrees to the limited recourse and non-petition provisions contained in Section 13(g) of the Warehouse Agreement.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BLACKROCK PRIVATE CREDIT FUND,
as Collateral Manager

By:	/s/ Erik Cuellar
Name: Erik Cuellar
Title: Chief Financial Officer

BLACKROCK PRIVATE CREDIT FUND LEVERAGE II, LLC, as Borrower

By its Member: BlackRock Private Credit Fund

By:	/s/ Erik Cuellar
Name: Erik Cuellar
Title: Chief Financial Officer

Annex A

Operating Guidelines

The Borrower (and the Collateral Manager, any Affiliate of the Borrower, and the Independent Investment Professional (as defined below) acting on behalf of the Borrower) and any other person acting on behalf or at the direction of the Borrower will comply with all of the provisions set forth in this Annex A (the “Operating Guidelines”) unless, with respect to a particular transaction, the Collateral Manager shall have received Tax Advice that, under the relevant facts and circumstances with respect to such transaction, the Borrower’s contemplated activities will not cause the Borrower to be treated as engaged in a trade or business within the United States for U.S. federal income tax purposes. For purposes of these Operating Guidelines, a “Portfolio Asset” shall include any “Collateral” as defined in the Warehouse Agreement. Capitalized terms used in these Operating Guidelines and not otherwise defined herein have the meanings given to them in this Agreement or the Warehouse Agreement.

The Borrower shall acquire, hold, lend and dispose of Portfolio Assets only for its own account, and shall acquire and hold its Portfolio Assets solely for investment with the expectation and intention of realizing a profit from income earned on the Portfolio Assets and/or any increase in their value during the interval of time between acquisition and disposition thereof.

Notwithstanding any other provision of these Operating Guidelines, the Borrower shall not (each of the following, a “Prohibited Activity”):

(i)          act as, or engage in any activities customarily undertaken by, an agent, arranger, or structuring agent with respect to, or (except as otherwise permitted under “Additional Investments” below) negotiate the terms of, any Portfolio Asset or otherwise; provided that, notwithstanding the foregoing, after the date on which the Borrower has acquired a Portfolio Asset, the Borrower may exercise any voting or other rights available to a holder of a Portfolio Asset under the terms of the Portfolio Asset, and may accept or reject any amendment or modification of the terms of that Portfolio Asset if the amendment or modification does not require or provide for any advance of additional funds by the Borrower and (w) the amendment or modification is proposed by the obligor under that Portfolio Asset, the Portfolio Asset is not an Affiliate Portfolio Asset, neither the Borrower nor the Collateral Manager, nor any Affiliate of either, has participated directly or indirectly in the negotiation of the amendment or modification, and the Borrower is not the largest holder of the Portfolio Asset, or (x) the modification would not constitute a Significant Modification (for purposes of these Operating Guidelines, “Significant Modification” means any amendment, supplement or modification that involves (1) a change in interest rate or yield of the Portfolio Asset, (2) a change in the stated maturity or the timing of any material payment on the Portfolio Asset (including deferral of an interest payment), (3) a change in the obligor of the Portfolio Asset or (4) a change in the principal amount, ranking compared with other liabilities, exchange or conversion rights, conditions to additional funds, collateral and status as a recourse or nonrecourse obligation or (5) a change in the collateral or security for the Portfolio Asset, including the addition or deletion of a co-obligor or guarantor, all within the meaning of U.S. Department of the Treasury regulation section 1.1001-3), or (y) in the reasonable judgment of the Collateral Manager, the obligor is in financial distress, the obligor was not in financial distress on the date on which the Borrower acquired such Portfolio Asset and such change in terms is desirable to protect the Borrower investment, or (z) the Borrower has received Tax Advice that the Borrower’s involvement in such amendment, supplement or modification of the terms of that Portfolio Asset will not cause the Borrower to be treated as engaged in a trade or business within the United States for U.S. federal income tax purposes;

(ii)          act as, hold itself out as, represent to others that it is, or engage in any activities customarily undertaken by, a dealer, middleman, market maker, retailer or wholesaler in any property, including but not limited to any Portfolio Asset, or hold as inventory for purposes of resale to customers, any property, including but not limited to any Portfolio Asset, owned by the Borrower;

(iii)          perform services, or hold itself out as willing to perform services, for any person, or have or seek customers;

(iv)          register as a broker-dealer under the laws of any country or political subdivision thereof, or register as, or become subject to regulatory supervision or other legal requirements under the laws of any country or political subdivision thereof as, a bank, insurance company, loan originator, finance company or other institution engaged in a similar loan origination or insurance business;

(v)          take any action causing it to be treated as a bank, insurance company, loan originator, finance company or other institution engaged in a similar loan origination or insurance business for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency, or qualification for any exemption from tax, securities law or any other legal requirements;

(vi)          hold itself out to the public as a bank, insurance company, loan originator, finance company or other institution engaged in a similar loan origination or insurance business, or hold itself out to the public, through advertising or otherwise, as originating loans or making a market in loans or other assets;

(vii)          establish a branch, agency or other place of business within the United States; provided that, entering into this Agreement and the appointment of the Collateral Manager as described herein shall not be construed as a violation of this clause (vii);

(viii)          make any tax election which would cause it to be subject to U.S. federal, state or local net income or franchise tax;

(ix)          buy any asset in order to earn a dealer spread or dealer mark-up over its cost; or

(x)          buy any asset with an expectation or intention of restructuring or entering into a workout of such asset.

For purposes of these Operating Guidelines, “dealer” means: (a) a merchant of securities with an established place of business who in the ordinary course of business is engaged as a merchant in purchasing securities and selling them to customers with a view to the gains and profits that may be derived therefrom, and (b) a person that regularly offers to enter into, assume, offset, assign or otherwise terminate positions in derivatives with customers in the ordinary course of a trade or business, including regularly holding itself out, in the ordinary course of its trade or business, as being willing and able to enter into either side of a derivative transaction.

Requirements With Respect to Portfolio Assets.

Except as otherwise permitted under “Additional Investments” below, the Borrower may acquire Portfolio Assets only by assignment or participation, and may not execute any credit agreement whereby Portfolio Assets are issued. The Borrower shall not acquire any Portfolio Asset, or enter into any understanding, arrangement, forward sale agreement or commitment with any person to acquire any Portfolio Asset (a “Commitment”), in each case (i) prior to 48 hours after the completion of the issuance and funding of such Portfolio Asset, other than as otherwise permitted under “Forward Purchase Commitments” and “Additional Investments” below, or (ii) if the Borrower would own more than 50% of the loan, obligation, issue, class or tranche that includes the Portfolio Asset or, if the loan, obligation, issue, class or tranche that includes that Portfolio Asset is part of a larger credit facility, more than 25% of that entire credit facility. In the case of any Portfolio Asset that is amended or modified in a manner that constitutes a Significant Modification after issuance and funding of such Portfolio Asset and before acquisition by the Borrower of such Portfolio Asset, any seasoning requirement set forth herein shall be computed and applied with respect to the date of such Significant Modification.

The Borrower shall not have any contractual relationship with the borrower or issuer with respect to a Portfolio Asset until the Borrower actually closes the acquisition of that Portfolio Asset. On the funding date of the Portfolio Asset, the documents relating to the Portfolio Asset shall not list the Borrower as a lender or otherwise as a party to any document relating to the issuance of the Portfolio Asset. The Borrower shall not be a signatory on any lending agreement or any other document relating to the issuance of the Portfolio Asset. The preceding three sentences shall not apply with respect to Portfolio Assets acquired in compliance with “Additional Investments” below.

Except as otherwise permitted under “Forward Purchase Commitments” and “Additional Investments” below, the Borrower shall not have any communications or negotiations with the borrower or issuer of any Portfolio Asset (directly or indirectly through the seller of such Portfolio Asset, the agent, originator or structuror thereof, or any other person) prior to the completion of the issuance and funding thereof, in connection with the issuance or funding of such Portfolio Asset or commitments with respect thereto, or the Borrower’s acquisition of such Portfolio Asset or the Borrower’s Commitment with respect thereto, other than customary due diligence, pre-offering period and offering period communications by the Borrower, Collateral Manager or Independent Investment Professional that would be reasonably necessary in order for an investor or trader to make a reasonably informed decision to acquire any such Portfolio Asset for its own account.

For the avoidance of doubt, general discussions and negotiations between the Collateral Manager and the initial purchasers, placement agents, dealer or broker (any such person for purposes of this section, “Requirements with Respect to Portfolio Assets,” an “Initial Purchaser”) of a Portfolio Asset are permitted, but solely to the extent they are limited to customary pre-offering period and offering period communications with and responses to inquiries by an Initial Purchaser (e.g., If we offered you a 7 year senior secured loan of XYZ company, what spread would it require to interest you? or, “If you will not buy the loan as offered, would you buy if a fixed charge coverage test were added to the loan?”) and are not for the purposes of indirectly negotiating with the borrower or issuer of any Portfolio Asset. Nothing contained herein shall prohibit communicating expressions of interest; providing comments on offering documents to an unrelated Initial Purchaser when the ability to comment is generally available to other investors; communication of certain objective criteria (such as the minimum yield or maturity) that the Borrower generally uses in purchasing the relevant type of Portfolio Asset; or providing comments as to mistakes or inconsistencies in documents relating to any Portfolio Asset by the Borrower, or by the Collateral Manager or the Independent Investment Professional acting on behalf of the Borrower.

The Borrower shall not be entitled to earn or receive from any person any premium, fee, commission or other compensation for services, whether or not denominated as received for services, in connection with acquiring or disposing of a Portfolio Asset, or entering into a commitment to acquire or dispose of a Portfolio Asset, including without limitation, in each case, any amount that is attributable or otherwise determined by reference to the amount of any origination, underwriting or similar profit or related or similar fees for services earned by an underwriter, placement agent, lender, arranger, agent or other similar person in connection with the issuance or funding of a Portfolio Asset. In furtherance and not in limitation of the immediately preceding sentence, the Borrower shall not be entitled to earn or receive directly from any person any separately stated premium, fee or commission that is compensation for services or that is based upon or otherwise determined by reference to the amount of any such services. For the avoidance of doubt, the foregoing prohibition against earning or receiving fees and similar amounts shall not apply to (i) any compensation paid other than for a Prohibited Activity pursuant to the terms of any Portfolio Asset (e.g., a prepayment fee), (ii) any compensation paid for standing ready to advance funds (e.g., a commitment fee), (iii) any amendment fee or waiver fee, or (iv) any discount in the price paid by the Borrower for a Portfolio Asset from the price paid by the seller of the Portfolio Asset where such discount is attributable to the time value of money, credit quality of the related borrower, market conditions, or terms and conditions of the Portfolio Asset.

Additional Requirements With Respect to Affiliate Portfolio Assets and Transfers to Affiliates.

Except as provided below, the Collateral Manager shall not cause the Borrower to purchase any Portfolio Asset of any borrower or issuer with respect to which the Borrower, Collateral Manager or any of their Affiliates:

(i)          provided any underwriting, financial advisory, placement, arranging, or structuring services in connection with the issuance or origination of such Portfolio Asset, or

(ii)          was an agent or structuring agent, bridge loan provider (where a bridge loan is repaid by any Portfolio Asset) or member of the original lending syndicate with respect to such Portfolio Asset, or earned or received any compensation relating to the origination of such Portfolio Asset (each such Portfolio Asset, an “Affiliate Portfolio Asset”).

The Collateral Manager on behalf of the Borrower shall be permitted to cause the Borrower to purchase Affiliate Portfolio Assets with respect to which an Affiliate of the Collateral Manager (but not the Collateral Manager) acted in the foregoing capacities or received fees, provided that (x) such Affiliate Portfolio Asset is an Armslength Portfolio Asset or (y) the following conditions are met:

(I)          at least 90 days shall have passed since the issuance and funding of such Affiliate Portfolio Asset and the holder of the Portfolio Asset did not identify the obligation or security as intended for sale to the Borrower within 90 days of its issuance;

(II)          following such 90-day period, the Independent Investment Professional shall have approved the purchase by the Borrower of such Affiliate Portfolio Asset after a review of the terms and conditions thereof and a determination that such transaction shall be effected on an arm’s length basis and that the purchase price represents fair market value (x) by reference to dealer quotes or the price paid by an unrelated secondary buyer in a material contemporaneous sale on substantially the same terms, or (y) to the extent there is no independent sale or the price paid in such sale is not readily ascertainable, by reference to the fair market value price at which an unrelated independent secondary market acquirer would acquire such Affiliate Portfolio Asset in an arm’s length transaction;

(III)          the Affiliate of the Collateral Manager originated the Portfolio Asset in the ordinary course of its business and not in contemplation of its acquisition by the Borrower;

(IV)          the Borrower may not purchase any Affiliate Portfolio Asset having a greater principal amount than the principal amount of such Affiliate Portfolio Asset held following such purchase by the Collateral Manager and its Affiliates (excluding the Borrower);

(V)          the Affiliate of the Collateral Manager could have purchased and held such Affiliate Portfolio Asset for its own account for an indefinite period without being subject to any requirement to hedge its position in the Affiliate Portfolio Asset or reasonably could have expected to sell any portion of the Affiliate Portfolio Asset it was unable to retain to persons or entities other than the Borrower; and

(VI)          such Affiliate of the Collateral Manager does not regularly sell Portfolio Assets to the Borrower.

For purposes of these Operating Guidelines:

“Affiliate” means with respect to a person, (i) any other person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such person or (ii) any other person who is a director, officer, employee or general partner (a) of such person, (b) of any subsidiary or parent company of such person or (c) of any person described in clause (i) above. For the purposes of this definition, “control” of a person shall mean the power, direct or indirect, (x) to vote more than 50% of the securities having ordinary voting power for the election of directors of such persons or (y) to direct or cause the direction of the management and policies of such person whether by contract or otherwise.

“Armslength Portfolio Asset” means a Portfolio Asset as to which an Affiliate of the Collateral Manager acted as an underwriter, placement agent, arranger, negotiator or structuror in connection with the negotiation, structuring, marketing, underwriting, placement, issuance or origination of the Portfolio Asset if (i) such Affiliate of the Collateral Manager is an Armslength CM Affiliate, (ii) the purchase price for the Portfolio Asset is comparable to the price at which the Portfolio Asset is contemporaneously sold to third parties and (iii) as of the date of acquisition, the outstanding principal amount and committed exposure with respect to all such Armslength Portfolio Assets does not exceed 5% of the aggregate outstanding principal amount and committed exposure of all Portfolio Assets held by the Borrower.

“Armslength CM Affiliate” means an Affiliate of the Collateral Manager if (i) such Affiliate of the Collateral Manager is regularly engaged in a substantial and established business of originating such Portfolio Assets in the ordinary course primarily for sale or syndication to unrelated third parties, (ii) the sale of Portfolio Assets to the Borrower or other funds or accounts managed by the Collateral Manager or other Affiliates of the Collateral Manager represents an immaterial portion of that business, (iii) no officers, employees or other personnel of the Collateral Manager are also employees of, or otherwise involved in the loan origination business of such Affiliate of the Collateral Manager, and (iv) no officers, employees or other personnel of such Affiliate of the Collateral Manager involved in loan origination also perform any services for the Collateral Manager in connection with activities of the Collateral Manager pursuant to its responsibilities under the Agreement.

Maintenance of Separate and Independent Status.

At the written request of the Collateral Manager, the Borrower shall establish a conflicts review board or appoint an independent third party to act on behalf of the Borrower (such board or party, an “Independent Investment Professional”) with respect to transactions involving any Affiliate Portfolio Asset. Any Independent Investment Professional (i) shall either (A) be an established financial institution or other financial company with experience in assessing the merits of transactions similar to the transactions involving any Affiliate Portfolio Asset or (B) be a review board comprised of one or more individuals selected by the Borrower (or at the request of the Borrower, selected by the Collateral Manager), (ii) shall be required to assess the merits of the transaction involving any Affiliate Portfolio Asset and either grant or withhold consent to such transaction in its sole judgment and (iii) shall not be (A) Affiliated with the Collateral Manager (other than as a holder or as a passive investor in the Borrower or an Affiliate of the Borrower) or (B) involved in the daily management and control of the Borrower.

Neither the Independent Investment Professional nor any of the employees or personnel performing duties of the Collateral Manager on behalf of the Borrower relating to the purchase of Affiliate Portfolio Assets shall be directly or indirectly involved in any origination or underwriting activities with respect to any Portfolio Asset, or have access to any files, records, or other information that is not available to independent unrelated secondary market acquirers concerning the origination or underwriting of any such Portfolio Asset. In addition, neither the Independent Investment Professional nor any of the employees or personnel performing duties of the Collateral Manager on behalf of the Borrower relating to the purchase of Affiliate Portfolio Assets shall be a party to any discussions or meetings relating to origination or underwriting activities with respect to any Affiliate Portfolio Asset. No employee or personnel of the Collateral Manager who is involved in any origination or underwriting activities with respect to any Affiliate Portfolio Asset shall have any direct or indirect influence over the decision making process of the Borrower or the Independent Investment Professional with respect to the acquisition or disposition of any Affiliate Portfolio Asset on behalf of the Borrower, but no such employee or personnel shall be prohibited from making recommendations to the Independent Investment Professional. However, in all cases the decision whether to invest in an Affiliate Portfolio Asset or to sell a Portfolio Asset to the Collateral Manager or one of its Affiliates shall be an independent decision by the Independent Investment Professional.

Revolving Portfolio Assets, Delayed Drawdown Portfolio Assets and Letter of Credit Facilities.

For purposes of these Operating Guidelines, “Revolving Portfolio Asset” means any obligation (other than a Delayed Drawdown Portfolio Asset, but including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that under the underlying instruments relating thereto may require one or more future advances to be made to the obligor by a creditor.

For purposes of these Operating Guidelines, “Delayed Drawdown Portfolio Asset” means an obligation that (i) requires a creditor to make one or more future advances to the obligor under the underlying instruments relating thereto, (ii) specifies a maximum amount that can be borrowed on or prior to one or more fixed dates, and (iii) does not permit the re-borrowing of any amount previously repaid by the obligor thereof.

Neither the Borrower nor the Collateral Manager acting on the Borrower’s behalf shall acquire an interest (including by means of participation) in a Revolving Portfolio Asset or a Delayed Drawdown Portfolio Asset or a letter of credit facility unless:

(i)          such interest is acquired in the secondary market (unless such Portfolio Asset is a Broadly Syndicated Portfolio Asset), the acquisition of such interest will not cause the Borrower to hold more than 25% of such Revolving Portfolio Asset or Delayed Drawdown Portfolio Asset or letter of credit facility, and taken together with the aggregate principal amount of other such interests held by the Borrower does not exceed 15% of the aggregate principal amount of all Portfolio Assets held by the Borrower;

(ii)          with respect to any Revolving Portfolio Asset or Delayed Drawdown Portfolio Asset:

(iii)          neither the Borrower, the Collateral Manager acting on behalf of the Borrower, nor the Independent Investment Professional acting on behalf of the Borrower has participated in the negotiation of the terms of such Revolving Portfolio Asset or Delayed Drawdown Portfolio Asset;

(a)          the terms of such Revolving Portfolio Asset or Delayed Drawdown Portfolio Asset are fixed as of the date of the Borrower’s acquisition thereof and do not provide the Borrower any discretion as to whether to make advances under such Revolving Portfolio Asset or Delayed Drawdown Portfolio Asset;

(b)          more than a de minimis amount of such Portfolio Asset has been funded, or such loan is associated with a term loan to such borrower which either has been fully funded or is a Broadly Syndicated Portfolio Asset; and

(c)          the Borrower does not acquire any interest in a Revolving Portfolio Asset or Delayed Drawdown Portfolio Asset which is not associated with a term loan prior to 60 days after the issuance thereof, and all such interests combined shall not exceed 10% of the aggregate principal amount of all assets held by the Borrower; and

(iv)          with respect to any letter of credit facility:

(a)          (I)          such letter of credit facility has been fully funded by the original lender, and such lender has completed all of its obligations with respect to that letter of credit facility (such that the letter of credit facility does not constitute to any extent a Delayed Drawdown Portfolio Asset), at least 48 hours before the Borrower committed to acquire such letter of credit facility; and

 (II)          the lead or agent lender or bank or other withholding agent with respect to such letter of credit will deduct and withhold all applicable withholding taxes on all payments made to the Borrower with respect to such letter of credit facility that are subject to withholding tax imposed by the United States; or

(b)          (I)          such letter of credit facility is associated with a term loan to such borrower which has been fully funded;

 (II)          all terms of such letter of credit facility were fully negotiated and final no later than the time at which the terms of the related loan were fully negotiated and final;

 (III)          the Borrower, or the Collateral Manager acting on behalf of the Borrower, holds the same proportionate interest in such letter of credit facility as the proportionate interest it holds in the term loan(s) associated with such letter of credit facility; and

 (IV)          the lead or agent lender or bank or other withholding agent with respect to such letter of credit will deduct and withhold all applicable withholding taxes on all payments made to the Borrower with respect to such letter of credit facility that are subject to withholding tax imposed by the United States.

Forward Purchase Commitments.

The Borrower shall not have nor make any Commitment to acquire a Portfolio Asset from a seller before completion of the closing, full funding and seasoning (except, with respect to funding, in the case of a Revolving Portfolio Asset or a Delayed Drawdown Portfolio Asset) of the Portfolio Asset, except as permitted in the following provisions or under “Additional Investments” below.

Except as otherwise permitted under “Additional Investments” below, if a Commitment is made to acquire a Portfolio Asset from a seller before completion of the closing and full funding of the Portfolio Asset by such seller (the “Original Lender”), such commitment shall only be made pursuant to a forward sale agreement at an agreed price (a “Forward Purchase Commitment”). Any Forward Purchase Commitment with any Original Lender in respect of a Portfolio Asset (other than a Broadly Syndicated Portfolio Asset) may only be made after such Original Lender has delivered its own commitment to acquire its own interest in that Portfolio Asset, which is not conditioned on the Borrower’s Commitment (in each case, subject to customary terms and conditions), and after all material terms of the Portfolio Asset have been agreed to.

In the process of making or negotiating to make a Forward Purchase Commitment, the Borrower shall not negotiate with respect to any term of the Portfolio Asset to which the Forward Purchase Commitment relates. The Borrower is not prevented from negotiating the terms of the Forward Purchase Commitment, including the price at which the Borrower shall acquire the Portfolio Asset to which the Forward Purchase Commitment relates.

Except in the case of a Broadly Syndicated Portfolio Asset, if the Borrower enters into a Forward Purchase Commitment to acquire a Portfolio Asset, the Borrower’s obligation under the Forward Purchase Commitment shall be conditioned on there being, as of the time the Borrower is to acquire the Portfolio Asset, no material adverse change in the condition of the borrower or issuer, the Portfolio Asset or the financial markets, and in all other respects, the Forward Purchase Commitment may only be conditional to the extent the related counterparty’s own commitment in the origination process and funding of the Portfolio Asset is delayed, reduced or eliminated; provided that, notwithstanding the foregoing, a Forward Purchase Commitment shall not be required to be conditioned on the absence of a material adverse change if (y) the Borrower enters into the Forward Purchase Commitment no sooner than 48 hours after the Original Lender has delivered its own commitment with respect to the related Portfolio Asset and after all material terms of the Portfolio Asset have been agreed to, and (z) the Borrower’s Commitment is documented in a form for secondary market purchases that is substantially similar to that used for commitments given by all other persons who will acquire an interest in the Portfolio Asset from the Original Lender (including as to the absence of a material adverse change condition). In the event of any delayed, reduced or eliminated funding, the Borrower shall not receive any premium, fee, or other compensation in connection with having entered into the Forward Purchase Commitment, other than commitment fees or fees in the nature of commitment fees that are customarily paid in connection with such delays, reductions or eliminations of funding of Portfolio Assets of the type permitted to be purchased by the Borrower.

The Borrower shall not have any contractual relationship with the borrower or issuer with respect to a Portfolio Asset that will be subject to a Forward Purchase Commitment until the Borrower actually closes the acquisition of that Portfolio Asset. On the funding date of the Portfolio Asset, the documents relating to the Portfolio Asset shall not list the Borrower as a lender or otherwise as a party to any document relating to the issuance of the Portfolio Asset. The Borrower shall not be a signatory on any lending agreement or any other document relating to the issuance of the Portfolio Asset.

The Borrower shall not enter into any Forward Purchase Commitment in respect of any Affiliate Portfolio Asset. The Borrower may not enter into any Forward Purchase Commitment with the Collateral Manager, unless the Collateral Manager acquired the Portfolio Asset consistent with the Operating Guidelines. The Borrower, or Collateral Manager or the Independent Investment Professional acting on its behalf, may, however, undertake customary due diligence communications with an issuer or obligor of an Affiliate Portfolio Asset or any other Portfolio Asset that would be reasonably necessary in order for an investor or trader to make a reasonably informed decision to acquire any such Portfolio Asset for its own account.

For the avoidance of doubt, except as provided above with respect to Forward Purchase Commitments or under “Additional Investments” below, the Borrower may enter into a Commitment with respect to a Portfolio Asset only when the Portfolio Asset is funded and at least 48 hours have thereafter elapsed.

For purposes of these Operating Guidelines, a “Broadly Syndicated Portfolio Asset” shall mean a Portfolio Asset that: (i) is marketed and sold pursuant to a “customary underwriting”; (ii) is acquired in a “permissible fund acquisition”; and (iii) constitutes a “syndicated loan,” each as defined below.

(i)          Customary Underwriting. A Portfolio Asset is marketed and sold pursuant to a “customary underwriting” if the Collateral Manager reasonably believes that the underwriting of the Portfolio Asset includes the following features:

(a)          A bank, financial institution, or other entity that regularly originates broadly syndicated loans as part of a trade or business, or a syndicate of banks, financial institutions, or other entities that regularly originate broadly syndicated loans as part of a trade or business, (the “lead bank”) negotiates the terms of the Portfolio Asset with the issuer or the borrower;

(b)          The lead bank assists the issuer or borrower in compiling a “confidential information memorandum,” a “bank book” or a similar written document to be used in connection with soliciting loan sales, that describes the material terms of the Portfolio Asset and of the issuer or the borrower (a “Bank Book”). For the avoidance of doubt, a Bank Book, once initially provided and disseminated, may be updated to reflect changes to the material terms through supplements or through data postings on Bloomberg, Intralinks or Syndtrak;

(c)          The lead bank markets or seeks buyers for the Portfolio Asset from a wide (although potentially targeted) group of investors (excluding for purposes of determining whether it is a wide group any investors that are Affiliates of the lead bank or managed by the lead bank or any of its Affiliates);

(d)          The lead bank effectuates its underwriting process through soliciting indications of interest or orders, making loan allocations or similar procedures;

(e)          The lead bank is paid or compensated by the issuer or the borrower in respect of its underwriting, arranging, placement or for other similar services; and

(f)          The lead bank is free to sell or allocate such Portfolio Asset to the highest bidder (or to allocate the Portfolio Asset based on other criteria determined in its sole discretion), even after (I) a “soft circling” process has occurred, (II) indications of interest have been provided and (III) preliminary allocations have been communicated to the Borrower.

(ii)          Permissible Fund Acquisition. A Portfolio Asset is acquired in a “permissible fund acquisition” if the following criteria are satisfied.

(a)          Neither the Collateral Manager, the Borrower nor any Affiliates thereof provided any underwriting, placement, arranging, structuring or other similar services on behalf of any lending entity or any intermediary in connection with the issuance or origination of such Portfolio Asset.

(b)          The Commitment is entered into (x) after receipt of the Bank Book (including any supplements thereto) and (y) at a time when the material terms of such Portfolio Asset (other than interest rate and pricing) have been fully negotiated, it being understood that the interest rate and pricing of the Portfolio Asset might not be finalized until just prior to execution and funding.

(c)          The Collateral Manager has no reason to believe that the Portfolio Asset would not be executed on the same terms regardless of whether the Commitment was made or the Borrower obtained an allocation.

(d)          The Commitment is provided pursuant to typical allocation procedures and the lead bank for such Commitment has acknowledged that the lead bank is not acting as the agent of the Borrower for this purpose.

(e)          The Commitment relates to a purchase of less than 5% of the face amount of the respective tranche of which the Portfolio Asset forms a part.

(f)          The Borrower, together with any related or commonly managed or advised parties, purchases less than 20% of the face amount of the respective tranche of which the Portfolio Asset forms a part.

(g)          Each Commitment is independently agreed upon (and there is no ongoing understanding or arrangement by which the Borrower has agreed to provide funds to the lead bank or issuers or borrowers) although the Borrower may purchase different tranches of loans offered contemporaneously.

(h)          The Borrower reasonably believes it is providing its Commitment contemporaneously with commitments provided by the majority of the lending syndicate.

(iii)          Syndicated Loan.  A Portfolio Asset constitutes a “syndicated loan” if the following criteria are satisfied.

(a)          The aggregate size of the Portfolio Asset facility (including undrawn commitments) is at least $100 million.  The Borrower and the Collateral Manager reasonably believe that the lead bank is acting in the ordinary course of its trade or business of originating and syndicating loans.

(b)          The Portfolio Asset is considered by the market to be a broadly syndicated loan offered to typical institutional non-bank investors.

Participation in Primary Offerings of Debt Securities.

The Borrower and the Collateral Manager acting on behalf of the Borrower will not enter into any Commitment to purchase a debt security (other than (x) a loan, which must instead satisfy the procedures described elsewhere in these Operating Guidelines or (y) as otherwise permitted under “Additional Investments” below) from any Person before completion of the legal closing and initial offering of such debt security, unless the further requirements set forth in the following clauses (i) or (ii) are satisfied:
(i)          the obligation or security was issued pursuant to an effective registration statement under the Securities Act in a firm commitment underwriting for which neither the Collateral Manager nor an Affiliate served as underwriter; or

(ii)          the obligation or security is a privately placed obligation, or a security eligible for resale under Rule 144A under the Securities Act or Regulation S under the Securities Act, in each case, issued pursuant to an effective registration statement in a “best efforts” underwriting under the Securities Act; and

(a)          the obligation or security was originally issued pursuant to an offering memorandum, private placement memorandum or similar offering document;

(b)          the Borrower, the Collateral Manager and its Affiliates, and accounts and funds managed or controlled by the Collateral Manager or any Affiliate, either (1) did not at original issuance acquire 50% or more of the aggregate principal amount of such obligations or securities or 50% or more of the aggregate principal amount of any other class of obligations or securities offered by the borrower or issuer of the obligation or security in the offering and any related offering or (2) did not at original issuance acquire 5% or more of the aggregate principal amount of all classes of obligations or securities offered by the borrower or issuer of the obligation or security in the offering and any related offering; and

(c)          neither the Borrower, the Collateral Manager nor any Affiliate participated directly or indirectly in negotiating or structuring the terms of the obligation or security, except for the purposes of (1) commenting on offering documents to an unrelated underwriter or placement agent where the ability to comment on such documents was generally available to investors and any comments relating to the material commercial terms of the obligation or security addressed only errors or ambiguities in those terms or (2) due diligence of the kind customarily performed by investors in securities consisting of examining the credit quality of the borrower or issuer, and analyzing the collateral quality, structure and credit enhancement with respect to an obligation or security.

Equity Restrictions.

The Borrower shall not acquire (whether as part of a “unit” with a Portfolio Asset, in exchange for a Portfolio Asset, or otherwise) any asset that is treated for U.S. federal income tax purposes as:

(i)          an equity interest in a partnership, a trust or a disregarded entity (unless all of the assets of such partnership, trust or disregarded entity would otherwise qualify either as Portfolio Assets able to be owned by the Borrower hereunder or as equity interests in entities taxable as corporations for U.S. federal income tax purposes that are not ineligible to be acquired by the Borrower under clause (iv) below);

(ii)          a residual interest in a “REMIC” (as such term is defined in the Code);

(iii)          an ownership interest in a “FASIT” (as such term is defined in the Code); or

(iv)          any asset that constitutes a “United States real property interest” (“USRPI”), including certain interests in a “United States real property holding corporation” (“USRPHC”) (as such terms are defined in the Code), except that, if otherwise permitted under the Warehouse Agreement, the Borrower may acquire and/or hold an interest in a USRPHC under circumstances where the USRPHC may not be liquidated, and stock of the USRPHC may not be sold, unless prior to such liquidation or sale all USRPI held by the USRPHC have been sold and all U.S. federal income taxes payable by the USRPHC have been paid, and the Borrower reasonably believes, at the time of the acquisition of the interest in the USRPHC, that the USRPHC will be liquidated or the stock of the USRPHC will be sold (in each case, in accordance with the restrictions in this clause (iv)) prior to the liquidation of the Borrower.

Synthetic Securities.

The Borrower shall not acquire or enter into any swap transaction or security, other than a participation interest in a loan, which swap transaction or security provides for payments associated with either (i) payments of interest and/or principal on a reference obligation or (ii) the credit performance of a reference obligation.

Additional Investments.

If the Borrower owns an interest in an existing debt obligation of an obligor (“Pre-Existing Debt”) which is either in default or, in the Collateral Manager’s judgment, when compared to similarly situated debt obligations in the market there is a substantial likelihood that it would default within two years, as evidenced for example by a material deterioration in value or the Collateral Manager’s participation in an official or unofficial committee or similar official or unofficial body in connection with a bankruptcy, reorganization, restructuring or similar proceeding, either:

(i)          the Borrower may acquire a proposed debt obligation of such obligor (“Rescue Debt”) at original issue if:

(a)          in the Collateral Manager’s judgment, (1) the Borrower’s acquisition of a portion of the Rescue Debt is necessary to protect the value of the Borrower’s interest in the Pre-Existing Debt, (2) the recovery on the Pre-Existing Debt by the lenders who do not participate in the Rescue Debt would likely be less than the recovery on the Pre-Existing Debt by those who participate in the Rescue Debt and (3) the recovery on the Pre-Existing Debt would likely be less if a Rescue Debt on the proposed terms is not made available to the obligor; provided that the Borrower’s primary commercial motivation for advancing the Rescue Debt is to minimize losses from the Pre-Existing Debt rather than to earn the return from the Rescue Debt;

(b)          at the date of purchase by the Borrower, the aggregate par amount of all debt obligations held by the Borrower acquired pursuant to this clause (i), including such purchase, will not constitute more than 1% of the aggregate principal amount of all assets held by the Borrower, it being understood that for purposes of determining this percentage, any principal of the Rescue Debt attributable to a roll up of the Pre-Existing Debt will be disregarded;

(c)          at the time the Pre-Existing Debt was acquired, the Pre-Existing Debt was not in default and, in the Collateral Manager’s judgment, the obligor thereunder had sufficient liquidity to generally meet its financial obligations, including on the Pre-Existing Debt;

(d)          the Pre-Existing Debt was not acquired with the intention of investing in any Rescue Debt pursuant to this section;

(e)          the principal amount of the Rescue Debt does not exceed 50% of the principal amount of the Pre-Existing Debt, disregarding for purposes of determining this percentage any principal of the Rescue Debt attributable to a roll-up of the Pre-Existing Debt;

(f)          the Borrower has not acquired more than 4 other debt investments pursuant to this clause (i) in the taxable year in which it acquires such Rescue Debt; and

(g)          if the Rescue Debt is syndicated, the Borrower is not the lead syndicate member and there is at least one other syndicate member that is not an Affiliate of the Collateral Manager; or

(ii)          the Borrower may acquire a portion of a new debtor-in-possession or similar work-out loan issued in connection with a bankruptcy proceeding of the same obligor or an Affiliate of the obligor (a “DIP Loan”) at original issue if all of the following conditions are met:

(a)          at the time the Pre-Existing Debt was acquired by the Borrower, the Pre-Existing Debt was not in default and, in the Collateral Manager’s judgment, the obligor thereunder had sufficient liquidity to generally meet its financial obligations, including on the Pre-Existing Debt;

(b)          in the Collateral Manager’s judgment, (1) the Borrower’s acquisition of a portion of the DIP Loan is necessary to protect the value of the Borrower’s interest in the Pre-Existing Debt, (2) the recovery on the Pre-Existing Debt by the lenders who do not participate in the DIP Loan would likely be less than the recovery on the Pre-Existing Debt by those who participate in the DIP Loan and (3) the recovery on the Pre-Existing Debt would likely be less if a DIP Loan on the proposed terms is not made available to the obligor; provided that the Borrower’s primary commercial motivation for making the DIP Loan is to minimize losses from the Pre-Existing Debt rather than to earn the return from the DIP Loan;

(c)          the Pre-Existing Debt was not acquired with the intention of participating in the DIP Loan;

(d)          the Borrower will not bid, and does not intend, to participate in the DIP Loan in excess of its pro-rata portion (compared with the Pre-Existing Debt); provided, however, that the Borrower may end up acquiring a percentage interest in the DIP Loan that exceeds its percentage interest in the related Pre-Existing Debt due to the pro-ration of the unsubscribed portion of the DIP Loan among the participants in the DIP Loan;

(e)          at the time of the purchase of a portion of the DIP Loan and taking into account such purchase, the aggregate par amount of all debt obligations held by the Borrower acquired pursuant to this clause (ii) will not exceed 15% of the aggregate principal amount of all assets held by the Borrower;

(f)          the face amount of the portion of the DIP Loan the Borrower bids to acquire will not exceed the face amount of the related Pre-Existing Debt held by the Borrower; provided, however, that the face amount of the portion of the DIP Loan that the Borrower ends up acquiring may exceed (but will never be more than twice) the face amount of the related Pre-Existing Debt held by the Borrower as a result of the pro-ration of the unsubscribed portion of the DIP Loan among the participants in the DIP Loan so long as the acquisition of such excess portion is not intended by the Borrower; provided further, that for purposes of determining the face amount of the DIP Loan any principal attributable to a roll-up of the Pre-Existing Debt is disregarded; and

(g)          the Borrower will not acquire 33% or more of the face amount of the DIP Loan.